UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2005

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

100 Wilshire Blvd., Ste. 1500, Santa Monica, CA 90401
(Address of principal executive offices) (zip code)

(310) 752-1416
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

See Item 5.02 below.

In addition to the securities described in Item 5.02 below, on July 18, 2005, the Company issued options to purchase 100,000 shares of the Company’s common stock to Darrell Grimsley as consideration for management services to be performed for the Company’s subsidiary Ault Glazer Bodnar Merchant Capital, Inc. The stock options have a strike price of $3.75 per share and will vest annually, in equal amounts over four years from July 18, 2005. However, the stock options may vest automatically upon certain circumstances.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 18, 2005, Patient Safety Technologies, Inc. (the “Company”) appointed Richard Bertran as the Company’s Executive Vice President of Sales and Marketing.

From September 2002 until July 2005, Mr. Bertran was Director of North American Sales for eNGENUITY Technology, a company in the visualization and simulation software industry. From 1988 to 1998, Mr. Bertran served as Western Regional Sales Manager for Maxxim Medical, a company that creates and packages custom surgical packs.

There has been no transaction involving an amount exceeding $60,000 during the last two years, or any such proposed transactions, to which the Company was or is to be a party, in which Mr. Bertran had or is to have a direct or indirect material interest. There are no family relationships between Mr. Bertran and the Company’s directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

The Company entered into an employment agreement with Mr. Bertran on July 15, 2005, which agreement was effective as of July 18, 2005. Mr. Bertran’s annual base compensation is $200,000. In addition, Mr. Bertran will be issued: (a) options to purchase 200,000 shares of the Company’s common stock with a strike price of $5.00 per share, which options will vest annually over three years; and (b) 10,000 restricted shares of the Company’s common stock as a signing bonus. Mr. Bertran also may receive the following stock options upon accomplishing milestones: (a) options to purchase 50,000 shares of the Company’s common stock when Mr. Bertran reaches $5 million in sales for SurgiCount Medical, Inc., a wholly owned subsidiary of the Company; and (b) options to purchase 50,000 shares of the Company’s common stock when Mr. Bertran accomplishes certain other unspecified milestones to be mutually agreed upon among Mr. Bertran, the Company’s Chief Executive Officer and Health West Marketing Incorporated, a consultant to the Company. Mr. Bertran is also entitled to participate in all of the Company’s employee benefit plans in effect from time to time. The employment agreement has an initial term of three years and will automatically renew for successive one-year periods unless sooner terminated. Mr. Bertran and the Company have the right to terminate Mr. Bertran’s employment agreement at any time during the employment term for any reason. The Company may also terminate the employment agreement at any time for “cause” (as defined in the employment agreement). If the employment agreement is voluntarily terminated by Mr. Bertran or if the Company terminates the agreement for cause, then all unvested stock options and/or unearned milestone bonuses will be forfeited and all obligations of the parties will end except the Company must continue to reimburse Mr. Bertran for reasonable out-of-pocket business expenses related to his employment with the Company, Mr. Bertan must continue to maintain the confidentiality of any confidential information about the Company and the Company may be required to indemnify Mr. Bertran for certain liabilities in connection with his employment. If the Company voluntarily terminates the employment agreement without cause, then: (a) if the termination date is before 15 months after the effective date of the employment agreement, the Company must pay Mr. Bertran severance compensation in cash equal to 15 months of base compensation, plus award the milestone option grants to the extent the milestones are met within the employment term; (b) if the termination date occurs within the final 15 months of the initial term, the Company must pay Mr. Bertran severance compensation in cash through the remaining initial term of the agreement; and (c) all unvested stock options will become automatically vested.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement dated July 15, 2005 between Patient Safety Technologies, Inc. and Richard Bertran
99.1	Press Release issued July 20, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: July 20, 2005	By:	/s/ Milton Ault
Name: Milton “Todd” Ault, III
Title: Chief Executive Officer